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                                November 26, 2001


William Finkelstein
[Home Address]


Dear William:

                  As I advised you last week, the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") has approved our plan to implement a Key Domestic Employee Retention Plan (the "Retention Plan") that provides key employees with stay bonuses, severance protection and transaction bonus opportunities during the Chapter 11 Cases.

                  I am pleased to confirm that you have been selected to participate in the Retention Plan. Under the Retention Plan, the Company is offering you the incentives and protections set forth below:

                  Stay Bonus: Provided that you remain in the Company's employ as of each of the due dates for Stay Bonus payments set forth below, you will receive Stay Bonus payments in the total amount of $220,000 during the Chapter 11 Cases. One-third of the Stay Bonus will be paid on each of December 10, 2001 and June 10, 2002, with the balance to be paid on the date that a plan of reorganization is consummated in the Chapter 11 Cases. You must be employed by the Company as of each of the payment dates in order to receive each respective payment. Amounts paid to you under the Stay Bonus are in lieu of payments you might otherwise be eligible to earn under any other bonus plan or incentive arrangement and participation in the 2001 merit raise pool. In the event your Business Unit or the entire Company is sold or liquidated at a time when you are employed by the Company, any unpaid portion of the Stay Bonus will be paid to you upon the consummation of such sale or liquidation.

                  Severance Protection: In the event that you are involuntarily terminated by the Company for a reason other than for cause or in the event your Business Unit or the entire Company is sold and you are not offered employment by the buyer with a substantially equivalent position and compensation, you will upon your execution of the Company's standard separation agreement, receive severance payments at your base salary on a semi-monthly basis for a period of 4 months. Your fringe benefits, other than COBRA benefits, would cease upon your termination.

                  Transaction Bonus: In addition to the Stay Bonus and Severance Protection described above, you will be eligible to receive certain Transaction Bonuses in the event that your Business Unit or the entire Company is sold. Further details regarding the Transaction Bonus opportunities will be forthcoming.

                  In order for you to participate in the Retention Plan, you must agree to waive, release and discharge any and all claims you may have with respect to your employment with the Company by signing the Employee Waiver, Release and Discharge of Claims set forth below. If you do not sign and return the Employee Waiver, Release and Discharge of Claims, you will not be permitted to participate in the Retention Plan. In order to receive payment of the first installment of your Stay Bonus on December 10, 2001, you should sign and return the Employee Waiver, Release and Discharge of Claims on or before December 3, 2001 to Peter Mani in Milford or via fax at 203-301-7936.

                  We appreciate your hard work and commitment, and hope that you will continue to support the Company in its efforts to reach a successful outcome in the Chapter 11 Cases. Please feel free to contact Peter Mani at 203-301-7310 or Stanley P. Silverstein at 212-370-8455 if you have any questions. Thank you again for your continued support.

                                 Sincerely,

                                 /s/ Tony Alvarez
                                 --------------------------------
                                 Antonio Alvarez



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                EMPLOYEE WAIVER, RELEASE AND DISCHARGE OF CLAIMS


                  In return for my participation in the Retention Plan as described above, I hereby release and discharge The Warnaco Group, Inc. ("Warnaco") and each and every subsidiary or affiliated or related corporation of Warnaco, and each of their directors, officers, agents, servants, and employees, past and present, and each of them (hereinafter collectively referred to as "Releasees") from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, expenses, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise hereinafter collectively referred to as "Claims" (excluding only Claims based upon or arising from existing indemnification agreements or obligations, accrued and unused vacation and vested rights under the EMPLOYEE RETIREMENT PLAN of WARNACO INC. and the WARNACO GROUP, INC. EMPLOYEE SAVINGS PLAN), of whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which I now own or hold or have at any time heretofore owned or held as against the Releasees, inclusive of, and without limiting the generality of the foregoing, any and all Claims arising out of or in any way connected with the Agreement between you and Warnaco or its subsidiary or affiliate dated February 18, 1998, and any agreements, transactions, policies, practices, occurrences, acts or omissions existing or occurring prior to the date hereof regarding my employment relationship with the Releasees, or any of them, whether occurring or arising prior to, on or after June 11, 2001, the date upon which Warnaco and certain of its subsidiaries and affiliates filed for relief in the United States Bankruptcy Court for the Southern District of New York under chapter 11 of title 11 of the United States Code.

                  This Release Agreement will be governed by and construed and enforced in accordance with the laws (other than laws relating to conflict of laws) of the State of New York.
                  My signature below indicates that I have carefully read and reviewed this Release Agreement, and I fully understand all of its terms and conditions, have not relied on any other representations by Warnaco or its employees or agents concerning the terms of this Release Agreement, and execute and deliver this Release Agreement freely and voluntarily.

                                         /s/ William Finkelstein
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                                         William Finkelstein


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                                         DATE





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